Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Midnight Gaming Corporation of our report dated April 25, 2022 relating to the financial statements of Midnight Gaming Corporation as of December 31, 2021 and December 31, 2020, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and December 31, 2020, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ S R Chourasiya & Co

Pune, India

May 27, 2022